FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST INC. ACQUIRES INDUSTRIAL FACILITY IN CANADA FOR ACQUISITION OPPORTUNITY

2nd Acquisition in Canada and First Re-Development Project

     MISSISSAUGA, Ontario (CANADA) - March 15, 2011 - Strategic Storage Trust, Inc. (SSTI), a publicly registered non-traded REIT targeting the self-storage market, recently acquired an industrial building in Ontario, Canada for a self-storage redevelopment opportunity. The total purchase price was approximately $5.6 million in an all-cash deal.

     In November 2010, Strategic Storage Holdings, LLC (SSH) - an affiliate of SSTI - agreed in principle to a joint venture with Toronto-based Budget Development Partners (Budget Development), a developer and manager of self-storage properties. The venture involves actively acquiring operational self-storage properties, as well as building new self-storage facilities or redeveloping existing industrial buildings throughout Canada.

     "This re-development project is a perfect example of the many opportunities in the Greater Toronto Area (GTA)," said H. Michael Schwartz, SSTI's chairman and CEO. "We are on target to complete the re-development of the industrial facility by September, with the goal of renting self-storage units shortly thereafter."

     The self-storage development plan consists of 101,000 net rentable square feet with 800 units and will be rebranded under the SmartStopSM Self Storage trade name. Located at 3136 Mavis Road in Mississauga, the facility is 14 miles from downtown Toronto near the intersection of Dundas Street and Mavis Road.

     "This high profile, retail location is a great example of what we've been looking for in our Canadian markets," said Jamie Bennett, a Canadian native and senior partner with Budget Development. "We believe we can set a new standard in self-storage for the quality of location, product and service."

     Budget Development is the exclusive developer and on-site sub-property manager for SSH in Canada, specializing in identifying self-storage opportunities for acquisitions and handling on-site development and management. Budget Development will develop and sub-manage the new facility on behalf of SSTI.

     "Locations like this will set us apart from our self-storage competitors," said Reade DeCurtins, a senior partner with Budget Development, who is spearheading real estate acquisitions in Canada. "We're working hard to identify only the very best and most convenient locations for our customers."

     Mississauga is recognized as Canada's 6th largest and fastest growing major city with a population of 729,000 residents representing cultures from around the world. Mississauga is home to Toronto Pearson International Airport, Canada's largest airport.

     Since the launch of SSTI in 2008, SSTI's portfolio of wholly-owned properties has expanded to include 56 properties in 16 states and Canada.

About Strategic Storage Trust, Inc. (SSTI)

Strategic Storage Trust, Inc. (SSTI) is the first and only self-storage REIT in the public non-traded REIT marketplace. SSTI is one of five publicly registered self-storage REITs in the United States and is one of the fastest growing REITs nationwide. The Strategic Storage Trust management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. The REIT's storage facilities are branded as SmartStopSM Self Storage throughout the country. Its portfolio includes approximately 37,000 self-storage units and 4.7 million rentable square feet of storage space. SSTI's sponsor is Strategic Capital Holdings LLC, which manages a growing portfolio of over 7 million square feet of commercial properties, including 5.5 million square feet of self-storage facilities, with a combined market value of over $761 million.

For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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